Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2024 Second Quarter Results

Reports Sales of $2.85 billion, up 18 Percent

Reports Earnings per Share of $2.56; Adjusted1 Earnings per Share of $3.34

Updates 2024 Earnings Expectations

Declares Quarterly Cash Dividend of $0.46 Per Share

OSHKOSH, Wis. (July 31, 2024) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2024 second quarter net income of $168.6 million, or $2.56 per diluted share, compared to net income of $175.0 million, or $2.67 per diluted share, for the second quarter of 2023. Adjusted1 net income was $219.8 million, or $3.34 per diluted share, for the second quarter of 2024 compared to $179.6 million, or $2.74 per diluted share, for the second quarter of 2023. Comparisons in this news release are to the second quarter of 2023, unless otherwise noted.

Consolidated sales in the second quarter of 2024 increased $433.8 million, or 18.0 percent, to $2.85 billion primarily due to improved organic sales volume in all three segments, sales related to the AeroTech acquisition of $192.0 million and improved pricing.

Consolidated operating income in the second quarter of 2024 increased 11.1 percent to $260.9 million, or 9.2 percent of sales, compared to $234.9 million, or 9.7 percent of sales, in the second quarter of 2023. The increase in operating income was primarily due to favorable price/cost dynamics and higher organic sales volume, offset in part by intangible asset impairments in the Defense segment of $51.6 million, higher new product development spending and higher operating costs to support the higher sales levels. Adjusted1 operating income in the second quarter of 2024 increased 36.1 percent to $328.2 million, or 11.5 percent of sales, compared to $241.1 million, or 10.0 percent of sales, in the second quarter of 2023.

“We are pleased to report another quarter of strong performance highlighted by growth in revenue, adjusted operating income and adjusted earnings per share,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “In the second quarter, we grew revenues by 18 percent and adjusted operating income by 36 percent, leading to an adjusted operating margin of 11.5 percent and adjusted earnings per share of $3.34. Our exceptional

Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

performance is a testament to the outstanding execution of our 18,000 Oshkosh team members who share a passion for our mission.

“We reached a significant milestone in our partnership with the US Postal Service (USPS) during the quarter as we began low volume production of our Next Generation Delivery Vehicles (NGDV). We look forward to continuing to support the USPS on its journey to modernize and decarbonize its fleet.

“Given our strong performance in the first half of the year and continued confidence in our outlook, we are updating our full-year guidance for earnings per share to be in the range of $10.45 and raising our full-year guidance for adjusted earnings per share to be in the range of $11.75.

“As we look forward, we have a positive outlook for 2025. Based on discussions with customers and our expectations for ongoing infrastructure investments, mega projects, industrial onshoring and current fleet age, we expect Access segment sales in 2025 to be in the range of 2024 sales. In our Defense segment, we expect that revenues from the ramp up of NGDVs in 2025 will more than offset the decline of Joint Light Tactical Vehicle (JLTV) revenues from 2024 to 2025. Additionally, our Vocational segment has excellent visibility with a large backlog and strong pricing, which supports continued revenue and margin growth.

“This is an exciting time for Oshkosh. Our investments in innovation and capacity underpin our Innovate. Serve. Advance. strategy, enabling us to support our customers and remain at the forefront of our industries,” said Pfeifer.

Factors affecting second quarter results for the Company’s business segments included:

Access - Access segment sales for the second quarter of 2024 increased 5.9 percent to $1.41 billion primarily as a result of higher sales volume in North America.

Access segment operating income in the second quarter of 2024 increased 16.4 percent to $246.5 million, or 17.5 percent of sales, compared to $211.7 million, or 15.9 percent of sales, in the second quarter of 2023. The increase was primarily due to higher sales volume, favorable price/cost dynamics and improved sales mix, offset in part by increased selling, general and administrative costs.

Adjusted1 operating income in the second quarter of 2024 was $248.8 million, or 17.7 percent of sales, compared to $214.0 million, or 16.1 percent of sales, in the second quarter of 2023.

Defense - Defense segment sales for the second quarter of 2024 increased 20.2 percent to $598.7 million due to higher Family of Medium Tactical Vehicle sales volume, the commencement of NGDV production for the USPS and higher aftermarket parts volume.

The Defense segment had an operating loss in the second quarter of 2024 of $39.9 million, or 6.7 percent of sales, compared to operating income of $6.3 million, or 1.3 percent of sales, in the second quarter of 2023. The operating loss was the result of intangible asset impairments at Pratt Miller of $51.6 million as market conditions led to a decline in expectations of future performance.

Adjusted1 operating income in the second quarter of 2024 was $13.1 million, or 2.2 percent of sales, compared to $7.5 million, or 1.5 percent of sales, in the second quarter of 2023. Adjusted1 operating income increased as a result of higher sales volume, offset in part by start-up costs on the NGDV program and adverse production variances.

Vocational - Vocational segment sales for the second quarter of 2024 increased $255.6 million, or 43.5 percent to $843.1 million due to the inclusion of sales related to the AeroTech acquisition, improved pricing and improved organic sales volume. AeroTech had sales of $192.0 million during the second quarter of 2024.

Vocational segment operating income in the second quarter of 2024 increased 76.0 percent to $106.5 million, or 12.6 percent of sales, compared to $60.5 million, or 10.3 percent of sales, in the second quarter of 2023. The increase was primarily due to improved price/cost dynamics and higher organic sales volume.

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

Adjusted1 operating income in the second quarter of 2024 was $118.5 million, or 14.1 percent of sales, compared to $63.2 million, or 10.8 percent of sales, in the second quarter of 2023.

Corporate - Corporate costs in the second quarter of 2024 increased $8.6 million to $52.2 million due to higher new product development investments and higher compensation costs.

Interest Expense Net of Interest Income - Interest expense net of interest income in the second quarter of 2024 increased $22.2 million to $30.3 million due to increased borrowings on the Company's revolving credit facility following the acquisition of AeroTech.

Miscellaneous, net - Miscellaneous expense, net in the second quarter of 2024 was $1.5 million compared to miscellaneous income, net of $4.8 million in the second quarter of 2023.

Provision for Income Taxes - The Company recorded income tax expense in the second quarter of 2024 of $53.5 million, or 23.4 percent of pre-tax income, compared to $56.3 million, or 24.3 percent of pre-tax income, in the second quarter of 2023.

Losses of unconsolidated affiliates - Losses of unconsolidated affiliates in the second quarter of 2024 increased $6.7 million to $7.0 million due to an impairment of an equity method investment of $6.7 million.

Repurchases of common stock - The Company repurchased 334,699 shares of common stock in the second quarter of 2024 for $39.5 million, compared to 92,626 shares for $7.4 million in the second quarter of 2023.

Six-month Results

The Company reported net sales for the first six months of 2024 of $5.39 billion and net income of $348.0 million, or $5.27 per diluted share. This compares with net sales of $4.68 billion and net income of $263.5 million, or $4.01 per diluted share, for the six months ended June 30, 2023. The increase in net income for the first six months of 2024 compared to the six months ended June 30, 2023 was primarily due to improved price/cost dynamics, higher organic sales volume and favorable mix, offset in part by the intangible asset impairments, higher interest expense net of interest income and higher new product development investments.

Adjusted1 net income for the first six months of 2024 was $410.9 million, or $6.23 per diluted share compared to $287.2 million, or $4.37 per diluted share, for the six months ended June 30, 2023.

2024 Expectations

The Company expects its 2024 diluted earnings per share to be in the range of $10.45 and its adjusted1 earnings per share to be in the range of $11.75, compared to its previous estimates of $10.55 and $11.25, respectively. The Company continues to expect net sales of approximately $10.7 billion in 2024.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.46 per share of Common Stock. The dividend will be payable on August 30, 2024 to shareholders of record as of August 16, 2024.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its second quarter results and its 2024 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the impact of orders and costs on the U.S. Postal Service contract; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; the Company’s ability to increase prices to raise margins or to offset higher input costs, including increased raw material, labor, freight and overhead costs; the Company's ability to accurately predict future input costs associated with Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to successfully integrate the AeroTech acquisition and to realize the anticipated benefits associated with the same; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms and the potential for shutdowns; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate other acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs approximately 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Hinowa, Power Towers, Pierce®, MAXIMETAL, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™ and Pratt Miller. For more information, visit oshkoshcorp.com.
________

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$2,846.9	$2,413.1	$5,390.7	$4,681.2
Cost of sales	2,300.8	1,988.6	4,374.6	3,922.9
Gross income	546.1	424.5	1,016.1	758.3

Operating expenses:
Selling, general and administrative	220.0	185.4	416.8	384.5
Amortization of purchased intangibles	13.6	4.2	27.1	8.1
Intangible asset impairments	51.6	—	51.6	—
Total operating expenses	285.2	189.6	495.5	392.6
Operating income	260.9	234.9	520.6	365.7

Other income (expense):
Interest expense	(32.0)	(13.3)	(54.4)	(26.7)
Interest income	1.7	5.2	3.3	11.4
Miscellaneous, net	(1.5)	4.8	(3.5)	10.6
Income before income taxes and losses of unconsolidated affiliates	229.1	231.6	466.0	361.0
Provision for income taxes	53.5	56.3	108.2	90.5
Income before losses of unconsolidated affiliates	175.6	175.3	357.8	270.5
Losses of unconsolidated affiliates	(7.0)	(0.3)	(9.8)	(7.0)
Net income	$168.6	$175.0	$348.0	$263.5

Earnings per share:
Basic	$2.57	$2.68	$5.30	$4.03
Diluted	2.56	2.67	5.27	4.01

Basic weighted-average shares outstanding	65,531,669	65,308,210	65,630,571	65,373,748
Dilutive equity-based compensation awards	358,108	354,312	378,144	372,642
Diluted weighted-average shares outstanding	65,889,777	65,662,522	66,008,715	65,746,390

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$141.4	$125.4
Receivables, net	1,619.9	1,316.4
Unbilled receivables, net	930.5	771.6
Inventories	2,216.5	2,131.6
Income taxes receivable	39.1	42.2
Other current assets	94.9	93.6
Total current assets	5,042.3	4,480.8
Property, plant and equipment:
Property, plant and equipment	2,237.7	2,162.6
Accumulated depreciation	(1,132.1)	(1,093.1)
Property, plant and equipment, net	1,105.6	1,069.5
Goodwill	1,370.7	1,416.4
Purchased intangible assets, net	783.6	830.2
Deferred income taxes	264.2	262.0
Deferred contract costs	809.5	710.7
Other non-current assets	345.6	359.6
Total assets	$9,721.5	$9,129.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$1,036.5	$175.0
Accounts payable	1,046.3	1,214.5
Customer advances	673.7	706.9
Payroll-related obligations	191.7	242.5
Income taxes payable	83.3	308.0
Other current liabilities	460.2	442.7
Total current liabilities	3,491.7	3,089.6
Long-term debt	599.1	597.5
Non-current customer advances	1,166.1	1,190.7
Deferred income taxes	25.3	26.8
Other non-current liabilities	514.4	519.3
Commitments and contingencies
Shareholders’ equity	3,924.9	3,705.3
Total liabilities and shareholders’ equity	$9,721.5	$9,129.2

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net income	$348.0	$263.5
Depreciation and amortization	94.5	64.3
Intangible asset impairments	51.6	—
Stock-based incentive compensation	20.4	15.6
Loss on sale of business, net of tax	—	11.0
Deferred income taxes	(3.7)	(75.6)
Other non-cash adjustments	13.9	2.7
Changes in operating assets and liabilities	(1,091.5)	(328.1)
Net cash used in operating activities	(566.8)	(46.6)

Investing activities:
Additions to property, plant and equipment	(139.6)	(129.8)
Acquisition of businesses, net of cash acquired	(7.8)	(187.9)
Proceeds from sale of business, net of cash sold	—	22.5
Other investing activities	(1.9)	(0.2)
Net cash used in investing activities	(149.3)	(295.4)

Financing activities:
Proceeds from issuance of debt	2,670.5	—
Repayments of debt	(1,809.0)	(25.2)
Dividends paid	(60.2)	(53.6)
Repurchases of Common Stock	(54.6)	(22.6)
Other financing activities	(13.9)	(7.7)
Net cash provided by (used in) financing activities	732.8	(109.1)

Effect of exchange rate changes on cash and cash equivalents	(0.7)	0.7
Increase (decrease) in cash and cash equivalents	16.0	(450.4)
Cash and cash equivalents at beginning of period	125.4	805.9
Cash and cash equivalents at end of period	$141.4	$355.5

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales
Access
Aerial work platforms	$675.6	$664.9	$1,266.6	$1,266.9
Telehandlers	428.6	390.8	802.0	732.2
Other	302.7	272.6	575.8	522.4
Total Access	1,406.9	1,328.3	2,644.4	2,521.5
Defense
Defense	562.4	498.1	1,099.3	1,011.2
Delivery vehicles	36.3	—	36.3	—
Total Defense	598.7	498.1	1,135.6	1,011.2
Vocational
Fire apparatus	354.5	296.5	681.7	584.9
Refuse collection	176.9	157.9	324.2	299.8
Other	311.7	133.1	609.6	265.5
Total Vocational	843.1	587.5	1,615.5	1,150.2
Corporate and intersegment eliminations	(1.8)	(0.8)	(4.8)	(1.7)
Consolidated	$2,846.9	$2,413.1	$5,390.7	$4,681.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating Income (Loss)
Access	$246.5	$211.7	$454.6	$346.7
Defense	(39.9)	6.3	(28.6)	8.0
Vocational	106.5	60.5	186.6	88.6
Corporate and intersegment eliminations	(52.2)	(43.6)	(92.0)	(77.6)
Consolidated	$260.9	$234.9	$520.6	$365.7

	June 30,
	2024	2023
Period-end backlog:
Access	$3,264.4	$4,365.3
Defense	6,426.6	6,749.0
Vocational	5,678.2	3,851.5
Consolidated	$15,369.2	$14,965.8

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles and intangible asset impairments, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Access segment operating income (GAAP)	$246.5	$211.7	$454.6	$346.7
Amortization of purchased intangibles	2.3	2.3	4.6	3.3
Adjusted Access segment operating income (non-GAAP)	$248.8	$214.0	$459.2	$350.0

Defense segment operating income (loss) (GAAP)	$(39.9)	$6.3	$(28.6)	$8.0
Amortization of purchased intangibles	1.4	1.2	2.7	2.8
Intangible asset impairments	51.6	—	51.6	—
Restructuring costs	—	—	—	0.8
Adjusted Defense segment operating income (non-GAAP)	$13.1	$7.5	$25.7	$11.6

Vocational segment operating income (GAAP)	$106.5	$60.5	$186.6	$88.6
Amortization of purchased intangibles	12.0	0.7	24.0	2.0
Acquisition costs	—	1.3	—	1.3
Loss on sale of a business	—	—	—	13.3
Restructuring costs	—	0.7	—	3.0
Adjusted Vocational segment operating income (non-GAAP)	$118.5	$63.2	$210.6	$108.2

Corporate operating expenses (GAAP)	$(52.2)	$(43.6)	$(92.0)	$(77.6)
Restructuring costs	—	—	—	0.6
Adjusted Corporate operating expenses (non-GAAP)	$(52.2)	$(43.6)	$(92.0)	$(77.0)

Consolidated operating income (GAAP)	$260.9	$234.9	$520.6	$365.7
Amortization of purchased intangibles	15.7	4.2	31.3	8.1
Intangible asset impairments	51.6	—	51.6	—
Acquisition costs	—	1.3	—	1.3
Loss on sale of a business	—	—	—	13.3
Restructuring costs	—	0.7	—	4.4
Adjusted consolidated operating income (non-GAAP)	$328.2	$241.1	$603.5	$392.8

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Oshkosh Corporation Reports Results for 2024 Second Quarter

July 31, 2024

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Miscellaneous, net (GAAP)	$(1.5)	$4.8	$(3.5)	$10.6
Pension advisor settlement	—	—	—	(4.7)
Adjusted miscellaneous, net (non-GAAP)	$(1.5)	$4.8	$(3.5)	$5.9

Provision for income taxes (GAAP)	$53.5	$56.3	$108.2	$90.5
Income tax effects of adjustments	16.1	1.6	20.0	4.6
Adjusted provision for income taxes (non-GAAP)	$69.6	$57.9	$128.2	$95.1

Net income (GAAP)	$168.6	$175.0	$348.0	$263.5
Amortization of purchased intangibles	15.7	4.2	31.3	8.1
Intangible asset impairments	51.6	—	51.6	—
Acquisition costs	—	1.3	—	1.3
Loss on sale of a business	—	—	—	13.3
Restructuring costs	—	0.7	—	4.4
Pension advisor settlement	—	—	—	(4.7)
Income tax effects of adjustments	(16.1)	(1.6)	(20.0)	(4.6)
Impairment of equity method investment, net of tax	—	—	—	5.9
Adjusted net income (non-GAAP)	$219.8	$179.6	$410.9	$287.2

Earnings per share-diluted (GAAP)	$2.56	$2.67	$5.27	$4.01
Amortization of purchased intangibles	0.24	0.06	0.48	0.12
Intangible asset impairments	0.78	—	0.78	—
Acquisition costs	—	0.02	—	0.02
Loss on sale of a business	—	—	—	0.20
Restructuring costs	—	0.01	—	0.07
Pension advisor settlement	—	—	—	(0.07)
Income tax effects of adjustments	(0.24)	(0.02)	(0.30)	(0.07)
Impairment of equity method investment, net of tax	—	—	—	0.09
Adjusted earnings per share-diluted (non-GAAP)	$3.34	$2.74	$6.23	$4.37

2024 Expectations
Earnings per share-diluted (GAAP)	$10.45
Amortization of purchased intangibles, net of tax	0.70
Intangible asset impairments, net of tax	0.60
Adjusted earnings per share-diluted (non-GAAP)	$11.75

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